                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 MATTEL, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF MATTEL]   MATTEL TOYS
- --------------------------------------------------------------------------------

JOHN W. AMERMAN                                        MATTEL, INC.
Chairman and Chief Executive Officer                   333 Continental Boulevard
                                                       El Segundo, CA 90245-5012
                                                       Telephone 310 252 2000

March 22, 1995

To Our Stockholders:

  On behalf of the Board of Directors, I am pleased to invite you to the Annual Meeting of Stockholders of Mattel, Inc. to be held May 10, 1995 at 10:00 a.m., local time, in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California. I look forward to greeting you personally and reporting on the progress of your company.

  The items of business to be acted on during the meeting are listed in the Notice of Annual Meeting of Stockholders and are described more fully in the Proxy Statement. The formal business of the meeting will also include a report on operations followed by a question and discussion period.

  To ensure that your shares will be represented, I urge you to vote, date, sign and mail the enclosed proxy in the envelope which is provided whether or not you expect to be present. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

  I hope to see you at the meeting.

                                       Sincerely,

                                       /s/ JOHN W. AMERMAN

                                       John W. Amerman
                                       Chairman and Chief Executive Officer

                                  MATTEL, INC.
                           333 CONTINENTAL BOULEVARD
                          EL SEGUNDO, CALIFORNIA 90245

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1995

  The Annual Meeting of the Stockholders of MATTEL, INC. will be held Wednesday, May 10, 1995 at 10:00 a.m., local time, in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, to consider and act upon the following matters:

  1. The election of directors;

  2. The approval of an amendment to the Mattel 1990 Stock Option Plan to permit additional grants and issuances pursuant to the Plan;

  3. The ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1995; and

  4. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Shares represented by properly executed proxies hereby solicited by the Board of Directors of Mattel will be voted in accordance with instructions specified therein. It is the intention of the Board of Directors that shares represented by proxies which are not limited to the contrary will be voted in favor of the election as directors of the persons named in the accompanying Proxy Statement, for proposals 2 and 3 and on other matters as recommended by the Board.

  The Board of Directors has fixed the close of business on March 14, 1995 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

                                          By Order of the Board of Directors




                                          Ned Mansour
                                          Secretary

El Segundo, California
March 22, 1995

  IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS' INTEREST BE REPRESENTED AT THE MEETING. THEREFORE, IF YOU ARE UNABLE TO BE PRESENT IN PERSON OR OTHERWISE REPRESENTED AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR STOCK WILL BE REPRESENTED.

                                  MATTEL, INC.

                           333 Continental Boulevard
                          El Segundo, California 90245

                               ----------------

                                PROXY STATEMENT
                      1995 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1995

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Mattel, Inc., a Delaware corporation ("Mattel" or the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting"), to be held at 10:00 a.m., local time, Wednesday, May 10, 1995 in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the Meeting were mailed or delivered to the stockholders of Mattel on or about March 22, 1995.

RECORD DATE AND VOTING

  The Board has fixed the close of business on March 14, 1995 as the record date (the "Record Date") for the determination of the holders of Common Stock, $1.00 par value per share (the "Common Stock"), and Convertible Preference Stock, Series F, $0.01 par value per share (the "Series F Stock"), entitled to vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, there were outstanding 221,103,614 shares of Common Stock and 864,293 shares of Series F Stock.

QUORUM, CUMULATIVE VOTING AND VOTING REQUIREMENTS

  The holders of record of a majority of the outstanding shares of Common Stock and Series F Stock will constitute a quorum for the transaction of business at the Meeting. As to all matters, each stockholder is entitled to one vote for each share of Common Stock and .854 votes for each share of Series F Stock (which represents the number of shares of Common Stock into which each share of Series F Stock is currently convertible) he or she holds. The holders of such shares vote together as a single class. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, the holders of the Common Stock and Series F Stock are entitled to elect eleven directors with the eleven candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In electing directors, stockholders have the unconditional right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes per share of stock held in their name or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by writing the name or names of the nominee or nominees with respect to whom they are withholding their votes in the space provided on the proxy card and the shares voted will be cumulated in the manner described above and voted for the remaining candidate or spread equally, adjusted to whole votes, among the remaining candidates. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

  All proxies which are properly completed, signed and returned prior to the Meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by the stockholder attending the Meeting and expressing a desire to vote his or her shares in person.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of Mattel's Common Stock as of February 15, 1995 by (i) each director and nominee for director, (ii) the Chairman and Chief Executive Officer and each of the four other most highly compensated executive officers of Mattel and (iii) all directors and executive officers of Mattel as a group:

   NAME OF BENEFICIAL                                                  AMOUNT AND NATURE
   OWNER                POSITION WITH THE COMPANY                  OF BENEFICIAL OWNERSHIP(1)
   ------------------   -------------------------                  --------------------------
   John W. Amerman      Chairman & Chief Exec. Officer                     1,318,086(2)
   Jill E. Barad        President, COO & a Director                          658,533(2)
   Dr. Harold Brown     Director                                              35,156
   James A. Eskridge    President, Fisher-Price, Inc. & a Director           583,847(2)
   Tully M. Friedman    Director                                              13,026(3)
   Joseph C. Gandolfo   President, Mattel Operations, Inc.                   369,295(2)
   Ronald M. Loeb       Director                                              67,038
   Edward H. Malone     Director                                               1,300
   Edward N. Ney        Director                                              10,785
   William D. Rollnick  Director                                             223,657
   John L. Vogelstein   Director                                             457,500
   Lindsey F. Williams  President, Mattel Int'l & a Director                 695,860(2)(4)
   All Executive Officers
    and Directors as a group (17 persons)                                  4,576,597(5)

- --------
(1) Except as set forth below, the directors and officers named above have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable, and no director or executive officer named above owns or controls or may be deemed to beneficially own or control 1% or more of any class of capital stock of the Company.

(2) Includes shares of Common Stock which the following officers and directors have the right to acquire by exercise of options within 60 days following February 15, 1995: Amerman 693,086; Barad 418,907; Eskridge 386,681;
    Gandolfo 367,733; and Williams 387,658.

(3) Includes 12,500 shares of Common Stock which Mr. Friedman has the right to acquire by exercise of options within 60 days following February 15, 1995.

(4) Includes 46,875 shares of Common Stock held in a trust of which Mr. Williams is trustee for the benefit of his children and as to which he disclaims beneficial ownership.

(5) The amount stated includes an aggregate of 2,391,689 shares of Common Stock which may be acquired upon the exercise of options within 60 days following February 15, 1995 and represents approximately 2% of the outstanding shares of Common Stock.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

  Eleven directors are to be elected at the Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

  No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.

INFORMATION CONCERNING INCUMBENT DIRECTORS AND NOMINEES TO BOARD OF DIRECTORS

  Information is set forth below concerning the incumbent directors, all of whom are also nominees for election as directors, and the year in which each director was first elected as a director of the Company. Each nominee has furnished the information as to his or her beneficial ownership of Common Stock as of February 15, 1995 and, if not employed by the Company, the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for director and has agreed to serve as a director if elected.

                                      PRINCIPAL OCCUPATION             DIRECTOR
             NAME                         OR POSITION              AGE  SINCE
             ----                     --------------------         --- --------
 John W. Amerman.............  Chairman of the Board and Chief      63   1985
                                Executive Officer
                                (also a Director of Unocal,
                                Inc.)
 Jill E. Barad...............  President and Chief Operating        43   1991
                                Officer (also a
                                Director of BankAmerica
                                Corporation and Reebok
                                International Ltd.)
 Dr. Harold Brown............  Senior Managing Director of E.M.     67   1991
                                Warburg, Pincus & Co., Inc.;
                                Counselor, Center for Strategic
                                and International Studies (also
                                a Director of International
                                Business Machines Corporation,
                                CBS Inc., Cummins Engine Company,
                                Alumax, Inc., Philip Morris
                                Companies, Inc. and Evergreen
                                Holdings, Inc.)
 James A. Eskridge...........  President of Fisher-Price, Inc.      52   1993
                                (also a Director of
                                NeXstar, Inc.)
 Tully M. Friedman...........  Co-Managing Partner of Hellman &     53   1984
                                Friedman, a private investment
                                firm (also a Director of
                                American President Companies,
                                Levi Strauss Associates, Inc.,
                                McKesson Corporation,
                                MobileMedia and General Cellular
                                Corporation)
 Ronald M. Loeb..............  Partner in the law firm of Irell     62   1970
                                & Manella
 Edward H. Malone............  Retired Vice President of General    70   1984
                                Electric Co. (also a Director of
                                Allegheny Power System, Inc.,
                                General Re Corporation and a
                                Trustee of the Fidelity group of
                                mutual funds)
 Edward N. Ney...............  Chairman, Board of Advisors,         69   1993
                                Burson-Marsteller (also a
                                Director of American Barrick,
                                Fortune Bank and The Horsham
                                Corporation)
 William D. Rollnick.........  Chairman and a Director of           63   1984
                                Genstar Rental Electronics, Inc.
 John L. Vogelstein..........  Vice Chairman of the Board,          60   1983
                                President and Director of E.M.
                                Warburg, Pincus & Co., Inc.
                                (also a Director of ADVO, Inc.,
                                Aegis Group plc, Magma Copper
                                Company, LCI International and
                                Value Health, Inc.)
 Lindsey F. Williams.........  President, Mattel International      58   1991

  Except as set forth below, each of the directors has served in the capacity indicated in the table for at least the past five years. Ms. Barad has served in the capacity indicated since August 1992. Prior to that, she served as an executive officer of Mattel for more than five years. Mr. Eskridge has served in the capacity indicated since November 1993. Prior to that, he was Executive Vice President-Chief Financial Officer of Mattel from December 1988 through November 1993. Mr. Ney has served in the capacity indicated since 1992. From March 1989 through July 1992 he was U.S. Ambassador to Canada.

                             THE BOARD OF DIRECTORS

MEETINGS AND REMUNERATION

  During 1994, the Board held five meetings, and no director attended less than 75% of the aggregate of all Board meetings and of all meetings held by any committee of the Board on which he or she served, except for Mr. Friedman.

  Non-employee members of the Board receive an annual retainer of $30,000 per year. Each Committee Chairman receives an annual fee of $4,000 per year and each non-employee committee member receives $1,500 per committee meeting attended. Directors may elect to defer all or part of their directors' fees under an arrangement which provides for the investment of such fees in Common Stock equivalents or in interest-bearing accounts. The distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing on or after the individual ceases to be a director of Mattel.

COMMITTEES

  Mattel has an Audit Committee chaired by Mr. Rollnick and including Messrs. Friedman, Loeb and Vogelstein as members. During 1994, the Committee held six meetings. The primary functions which the Audit Committee performs are to review periodic financial statements and certain financial information before publication; discuss the scope of the independent accountants' engagement and review the independent accountants' performance, reports and fees; review the scope and adequacy of Mattel's financial controls, internal audit plans and the findings of internal audit examinations; and recommend the selection of independent accountants.

  Mattel's Executive/Finance Committee, chaired by Mr. Vogelstein and including Messrs. Amerman, Friedman, Malone and Rollnick as members, also functions as a Nominating Committee. During 1994, the Executive/Finance Committee held three meetings. The Executive/Finance Committee has all the powers of the Board of Directors subject to limitations of applicable law. Sitting as a Nominating Committee, its primary functions are to submit to the Board for consideration nominees for membership to be presented to the stockholders for their election at the Annual Meeting of Stockholders; solicit recommendations and select persons as candidates to fill vacancies on the Board; and present to the Board its recommendations for committee assignments. The Committee will consider nominee recommendations by the stockholders. The names of any such nominee should be sent to the Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012.

  Mattel has a Compensation/Options Committee chaired by Mr. Vogelstein and including Messrs. Malone and Rollnick as members. During 1994, the Compensation/Options Committee held seven meetings. Its primary functions are to review compensation levels of members of management; evaluate the performance of management and consider management succession and related matters; and develop and administer the various incentive plans, including the Company's stock option plan and incentive compensation plans.

                  REPORT OF THE COMPENSATION/OPTIONS COMMITTEE

  The following Report of the Compensation/Options Committee and the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or the liabilities of
Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"). Such Report and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

GENERAL

  The Compensation/Options Committee (the "Committee"), a committee composed entirely of directors who have never served as officers of the Company, develops and administers the Company's various incentive and stock plans, reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters. In evaluating the performance of members of management, the Committee consults with the Chief Executive Officer except when reviewing his performance, in which case the Committee meets independently. The Committee reviews with the Board in detail all aspects of compensation for the senior executives, including the five individuals named in the Summary Compensation Table (the "Compensation Table"). The Committee met seven times during 1994.

STATEMENT ON PHILOSOPHY OF EXECUTIVE COMPENSATION

  In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Committee is guided by three basic principles:

  . The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel;

  . Executive cash compensation in excess of base salaries should be tied to Company and individual performance; and

  . The financial interests of the Company's senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants, restricted stock and the Long-Term Incentive Plan.

IMPLEMENTATION OF PHILOSOPHY

  The Company has retained the services of Hewitt Associates, a compensation consulting firm, to assist the Committee in connection with the performance of its various duties, including developing compensation plans to achieve this policy. Hewitt Associates has been retained by the Company in this capacity since 1987. Hewitt Associates also provides data and advice to the Committee with respect to the compensation paid to senior officers of the Company.

  Hewitt Associates has reviewed the compensation plans in which each of the officers named in the Compensation Table participate and has reported to the Committee that the plans meet the objectives of motivating the officers to continue to achieve the superior stockholder return the Company has experienced. In Hewitt Associates' opinion, the plans also achieve the objective of attracting and retaining qualified officers.

BASE SALARY

  Base salaries for the Chief Executive Officer and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically (typically once every two years) and adjusted as warranted to reflect sustained individual performance. The Committee measures individual performance and contribution against total annual compensation, including incentive awards, rather than base salary alone.

MANAGEMENT INCENTIVE PLAN

  Under the Company's Management Incentive Plan ("MIP"), incentive compensation is earned based on current year's performance as compared to business and financial goals for the year. These annual goals are established by the Committee at the beginning of the period and include Cash Flow Return on Investment ("CFROI") and operating profit, weighted 33% and 67%, respectively. CFROI is a measure of the cash flow generated by the Company's assets and is based on a formula developed by an independent financial consultant. This formula is related to the economic performance of a company, and an increase in CFROI is strongly correlated to improvement in stock price. In determining individual awards under the MIP, the Committee also considers individual accomplishments. The maximum annual amounts that the Chief Executive Officer and the four other officers named in the Compensation Table are eligible to receive under the MIP ranges from 75% to 100% of base salary. In 1994, the Company reported record sales and earnings for the sixth consecutive year, and CFROI and operating profit each exceeded financial plan levels. During 1994, payments under the MIP were made to Messrs. Amerman, Eskridge, Gandalfo and Williams and Ms. Barad of $833,150, $425,000, $300,000, $370,000, and $635,800,
respectively.

LONG-TERM INCENTIVE PLAN

  The individuals listed in the Compensation Table participate in the Company's Long-Term Incentive Plan (the "LTIP"). Awards under the LTIP are based on Mattel's financial performance over a three-year performance cycle with performance targets that relate to the long-range financial goals of the Company. The performance targets used to determine awards under the LTIP are based primarily on CFROI, sales growth and income before taxes, weighted 50%, 25% and 25%, respectively. Prior to April 1 of the first year of the three-year performance period, the Committee establishes, in writing, the level of each executive's participation and target levels for the performance criteria which must be achieved before incentive payments are awarded. Payments of performance awards for achieving interim performance objectives are determined at the end of each annual performance period. Each interim award is paid in two equal annual installments commencing in the first quarter of the following year with the second payment being at risk and subject to achieving the following year's goals. Individual participation is established by the Committee at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. During the three-year period covered by the Compensation Table, Mattel's Common Stock price, adjusted for stock splits, increased from $14.13 to $20.10, a 42% increase. Payments under the LTIP were made during 1994 for awards granted in 1993 to Messrs. Amerman, Eskridge, Gandolfo and Williams and Ms. Barad of $621,810, $379,995, $310,905, $379,995
and $518,175, respectively.

EQUITY-BASED INCENTIVE COMPENSATION

  The 1990 Stock Option Plan authorizes the Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. Stock options are granted with an exercise price equal to the market price of Mattel's Common Stock on the date of grant and generally vest over four years. This approach is designed to motivate management to increase stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Committee considers competitive practices, the duties and scope of responsibilities of each officer's position and the amount and terms of options already held by management.

  The Committee believes that significant equity interests in the Company held by the Company's management more closely align the interests of stockholders and management. In light of this belief and effective January 1, 1995, the Company established stock ownership guidelines for senior management. Those executives to whom the guidelines apply will have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in the Company. Compliance with these guidelines will be monitored by the Committee and, while not mandatory, will be taken into consideration at the time future stock option grants are made.

  In 1991, Messrs. Amerman, Eskridge and Williams and Ms. Barad were awarded certain stock appreciation rights (each a "SAR"), pursuant to the 1990 Stock Option Plan. Mr. Gandolfo received a grant of SARs in February of 1993 which were the subject of a previous grant made in 1991 to a former senior officer. These SARs entitled the grantees to certain future cash payments based upon the appreciation of the Company's Common Stock. In February 1994, the Committee made the determination to request that such executives agree to the cancellation of their SARs after substantial appreciation in the price of Common Stock, and corresponding increase in the value of the SARs, which resulted in the recognition of significant charges against Mattel's earnings. To avoid any future charges against earnings, the value of the SARs was capped by the Company on February 10, 1994 based on the market value of Common Stock on such date. Accordingly, in exchange for cancellation of their SARs, Messrs. Amerman, Eskridge, Gandolfo and Williams and Ms. Barad will be entitled to cash payments of $2,262,000, $1,809,500, $1,809,500, $1,809,500 and $1,809,500,
respectively, on each of March 15, 1995 and March 15, 1996 (representing the current value of the SARs), and received options to purchase 685,000, 548,750, 548,750, 548,750 and 548,750 shares of Common Stock, respectively (representing the potential for future appreciation of the SARs). The cash payments are contingent upon the officer's employment by Mattel on those respective dates. The options vest and become exercisable in two equal installments on March 15, 1995 and March 15, 1996.

  In 1994, Ms. Barad and Mr. Eskridge were also granted options to purchase 437,500 and 312,500 shares of Common Stock, respectively. These options are exercisable at $22.30 per share (fair market value on the date of grant), vest in four equal installments commencing one year and one day after the date of grant, and are conditioned upon stockholder approval of an amendment increasing the number of shares of Common Stock available for issuance under the 1990 Stock Option Plan. The primary basis for the Committee's granting of such options to Ms. Barad and Mr. Eskridge was to recognize them as key leaders of the Company and to provide them with strong incentive to increase Mattel's value during the term of the options. The Committee relied on a survey conducted by Hewitt Associates in determining the range of the number of options to grant. The survey consisted of twenty-one companies whose 1993 revenues ranged from $583.0 million to $25.0 billion. The survey also served to identify competitive practices used to motivate and retain senior management. Two of the companies in the survey, Brunswick Corporation and The Walt Disney Company, are included in the Recreation Products Group utilized in the Performance Graph following this Report.

INTERNAL REVENUE CODE SECTION 162(M)

  As one of the factors in its review of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162 (m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In 1994, Mr. Amerman received total cash payments of $1,783,164 in salary and short-term bonus. The Committee considers this level of compensation appropriate in light of Mr. Amerman's leadership of the world's largest toy company. Mr. Amerman's employment agreement with Mattel establishes a minimum base salary and the minimum benefits to which he is entitled under the compensation plans available to Mattel's executive officers. The Committee typically reviews Mr. Amerman's base salary every two years. His base salary was not reviewed in 1994 and, consequently, did not change from the previous year.

  In 1994, Mr. Amerman was also granted options to purchase 625,000 shares of Common Stock. These options are exercisable at $22.30 per share (fair market value on the date of grant), vest in three equal annual installments commencing one year and one day after the date of grant, and are conditioned upon stockholder approval of an amendment increasing the number of shares of Common Stock available for issuance under the 1990 Stock Option Plan. The primary basis for the Committee's granting of such options to Mr. Amerman was to provide him with a strong incentive to increase Mattel's value during the remainder of his employment and beyond and to ensure a successful transition upon his departure. In determining the range of the number of options to grant Mr. Amerman, the Committee relied on the survey of Hewitt Associates discussed above.

  In setting Mr. Amerman's 1994 compensation, the Committee relied heavily on its assessment of his short-term performance and long-term ability and dedication to enhance Mattel's value. In the short-term, Mattel reported record sales and earnings in 1994. In the long-term, over the seven years of Mr. Amerman's service as Chief Executive Officer, Mattel's market value has increased by approximately $4 billion, and in the last six of those years, Mattel reported record sales and earnings. This long-term performance is further highlighted on the seven year Performance Graph following this Report, which compares the total return of the Common Stock during Mr. Amerman's tenure as CEO to the total return over such period of the S&P 500 and the Recreation Products Group. Accordingly, Mr. Amerman's total compensation for 1994 was based on both short-term performance and the long-term success of the Company under his leadership.

                                          COMPENSATION/OPTIONS COMMITTEE

                                          John L. Vogelstein (Chairman)
                                          Edward H. Malone
                                          William D. Rollnick

                               PERFORMANCE GRAPH

                                  MATTEL, INC.

               Comparison of Seven Year Cumulative Total Return*

       Mattel, Inc., S&P 500, and Recreation Products Group 1988 to 1994


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           MATTEL,        S&P          RECREATION
(Fiscal Year Covered)        INC.           500 INDEX    PRODUCTS GROUP
- ---------------------        -------        ---------    --------------
Measurement Pt-  1988         $138.2         $116.6         $110.5
FYE   1989                    $287.3         $153.6         $132.9
FYE   1990                    $294.1         $148.8         $118.9
FYE   1991                    $608.9         $194.1         $146.3
FYE   1992                    $704.9         $208.9         $184.9
FYE   1993                    $774.3         $230.0         $227.4
FYE   1994                    $888.5         $233.0         $206.0

* Annual Return assumes reinvestment of dividends. Cumulative Total Return assumes an initial investment of $100.

Recreation Products Group includes the Dow Jones Recreational Toys and Other Recreational Groups which include the following companies: Acclaim Entertainment, Inc., Brunswick Corp., The Walt Disney Company, Eastman Kodak Co., Electronic Arts, Inc., Hasbro Inc., International Game Technology Corp., King World Productions, Inc., Outboard Marine Corp. and Polaroid Corp.

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1994 (the "named executive officers") for service rendered to the Company during each of the last three fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                  LONG-TERM COMPENSATION
                                                  ----------------------
                              ANNUAL COMPENSATION    AWARDS     PAYOUTS
                              ------------------- ------------- --------
                                                   SECURITIES    LTIP     ALL OTHER
         NAME AND                         BONUS    UNDERLYING   PAYOUT   COMPENSATION
    PRINCIPAL POSITION   YEAR SALARY($)  ($)(1)   OPTIONS(#)(2) ($)(1)     ($)(3)
    ------------------   ---- --------- --------- ------------- -------- ------------
John W. Amerman......... 1994  950,014    833,150   1,310,000    621,810   125,919
 Chairman and            1993  828,759  1,425,000     445,313    300,000   106,053
 Chief Exec. Officer     1992  812,306    600,000         -0-        -0-   101,455

Jill E. Barad........... 1994  725,010    635,800     986,250    518,175    59,650
 President and Chief     1993  628,237  1,070,000     343,750    250,000    35,329
 Operating Officer       1992  535,384    450,000         -0-        -0-    44,343

James A. Eskridge....... 1994  555,786    425,000     861,250    379,995    57,796
 President of            1993  421,667    690,000     273,438    183,333    44,720
 Fisher-Price, Inc.      1992  406,154    275,000         -0-        -0-    38,640

Joseph C. Gandolfo...... 1994  390,000    300,000     548,750    310,905    42,523
 President               1993  357,450    560,000     359,375    150,000    36,128
 Mattel Operations, Inc. 1992  315,385    200,000      35,153        -0-    33,396

Lindsey F. Williams..... 1994  500,006    370,000     548,750    379,995    61,191
 President               1993  468,958    775,000     218,750    183,333    55,905
 Mattel International    1992  456,922    225,000         -0-        -0-    53,841

- --------
(1) Amounts were earned in the years indicated. The annual bonus is generally paid in the first quarter of the following year and long-term incentive plan payouts are based on one-third of the three-year target amount and paid in two equal annual installments commencing in the first quarter of the following year with the second payment being at risk and subject to achieving second year goals. Bonus amounts for 1993 include retention award payments to Messrs. Amerman, Eskridge, Gandolfo and Williams and Ms. Barad in the amounts of $600,000, $350,000, $300,000, $400,000 and $450,000,
    respectively.

(2) Adjusted for five-for-four stock split payable as a stock dividend declared January 6, 1995.

(3) Consists of the taxable portion of premiums on Company-provided life insurance for Messrs. Amerman, Eskridge, Gandolfo and Williams and
    Ms. Barad in the amounts of $21,417, $4,140, $3,523, $6,385 and $2,072, respectively, and contributions to the Company's Personal Investment Plan and PIP Excess Plan to the named individuals in the amounts of $104,501, $53,656, $39,000, $54,806 and $57,578, respectively.

  The following table sets forth certain information relating to options and SARs granted to the named executive officers in the 1994 fiscal year.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         -------------------------------------------------
                          NUMBER OF     % OF TOTAL
                          SECURITIES   OPTIONS/SARS
                          UNDERLYING    GRANTED TO  EXERCISE OR             GRANT DATE
                         OPTIONS/SARS  EMPLOYEES IN BASE PRICE  EXPIRATION PRESENT VALUE
          NAME           GRANTED (#)   FISCAL YEAR    ($/SH)       DATE       ($)(4)
          ----           ------------  ------------ ----------- ---------- -------------
John W. Amerman.........   685,000(1)       16         19.70     2/10/04     6,212,950
                           625,000(2)       14         22.30     8/25/04     6,793,750
Jill E. Barad...........   548,750(1)       12         19.70     2/10/04     4,977,163
                           437,500(3)       10         22.30     8/25/04     4,755,625
James A. Eskridge.......   548,750(1)       12         19.70     2/10/04     4,977,163
                           312,500(3)        7         22.30     8/25/04     3,396,875
Joseph C. Gandolfo......   548,750(1)       12         19.70     2/10/04     4,977,163
Lindsey F. Williams.....   548,750(1)       12         19.70     2/10/04     4,977,163

- --------
(1) Options were granted at fair market value on the date of grant and vest in two equal installments on March 15, 1995 and March 15, 1996. Adjusted for five-for-four stock split payable as a stock dividend declared January 6, 1995. Potential realizable value calculated using a variation of the Black-Scholes option pricing method based on the following assumptions: 5.97% risk free rate; 10 year option term; 1.22% dividend yield; 30.235% volatility; and $19.70 exercise price.

(2) Options were granted at fair market value on the date of grant, were for a term of ten years, vest in three equal annual installments commencing one year and one day after the date of grant, and are conditioned upon stockholder approval of an amendment increasing the number of shares of Common Stock available for issuance under the 1990 Stock Option Plan. Adjusted for five-for-four stock split payable as a stock dividend declared January 6, 1995. Potential realizable value calculated using a variation of the Black-Scholes option pricing method based on the following assumptions:
    7.24% risk free rate; 10 year option term; 1.08% dividend yield; 27.008% volatility; and $22.30 exercise price.

(3) Options were granted at fair market value on the date of grant, were for a term of ten years, vest in four equal annual installments commencing one year and one day after the date of grant and are conditioned upon stockholder approval of an amendment increasing the number of shares of Common Stock available for issuance under the 1990 Stock Option Plan. Adjusted for five-for-four stock split payable as a stock dividend declared January 6, 1995. Potential realizable value calculated using a variation of the Black-Scholes option pricing method based on the following assumptions:
    7.24% risk free rate; 10 year option term; 1.08% dividend yield; 27.008% volatility; and $22.30 exercise price.

(4) The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

  The following table shows exercises and values of options and SARs held by the named executive officers.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES(1)

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/
                                                    OPTIONS/SARS AT FY-END        SARS AT FY-END
                         SHARES ACQUIRED   VALUE   ------------------------- -------------------------
                           ON EXERCISE   REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME                 (#)          ($)        (#)          (#)          ($)          ($)
          ----           --------------- --------- ----------- ------------- ----------- -------------
John W. Amerman.........     337,535     5,152,774   228,516     1,717,225    1,851,131    2,587,519
Jill E. Barad...........     203,858     2,727,102    46,876     1,302,655      120,940    2,046,128
James A. Eskridge.......      73,243     1,077,387    83,009     1,124,921      442,367    1,821,018
Joseph C. Gandolfo......      54,025       870,913    84,570       660,078      683,616      562,514
Lindsey F. Williams.....     173,584     2,128,598    31,251       771,405       80,628    1,661,753

- --------
(1) Adjusted for five-for-four stock split payable as a stock dividend declared January 6, 1995. The value of underlying securities is determined at exercise date or year-end, as the case may be, minus the exercise price or base price of "in-the-money" options.

                                RETIREMENT PLANS

  The Company adopted the Mattel, Inc. Supplemental Executive Retirement Plan (the "SERP") effective April 1, 1994. Under the SERP, a vested participant shall be entitled to a yearly benefit for fifteen years beginning at age sixty based on (i) Final Average Compensation, (the average annual compensation during the final three years of employment), and (ii) years of service, (up to a maximum of fifteen). A participant vests upon completing five years of service and attaining age fifty-five. The compensation used in determining Final Average Compensation under the SERP is the participant's base salary plus bonus paid under the Company's Management Incentive Plan. At December 31, 1994, Final Average Compensation under the SERP for Messrs. Amerman, Eskridge, Gandolfo and Williams and Ms. Barad was $1,600,000, $771,389, $580,000, $776,111 and $1,152,500, respectively, and the years of credited service with the Company were 15, 6, 4, 26 and 14, respectively. The SERP benefit is computed as a straight-life annuity and is not reduced for Social Security.

  The following table shows the estimated annual benefit that would be payable to participants in the SERP at age sixty.

                      APPROXIMATE ANNUAL RETIREMENT BENEFITS RETIRING AT AGE 60
                      ----------------------------------------------------------
      FINAL AVERAGE
      COMPENSATION    5 YEARS OF SERVICE 10 YEARS OF SERVICE 15 YEARS OF SERVICE
      -------------   ------------------ ------------------- -------------------
       $  400,000          $ 33,333           $ 66,667            $100,000
          500,000            41,667             83,333             125,000
          600,000            50,000            100,000             150,000
          700,000            58,333            116,667             175,000
          800,000            66,667            133,333             200,000
          900,000            75,000            150,000             225,000
        1,000,000            83,333            166,667             250,000
        1,250,000           104,167            208,333             312,500
        1,500,000           125,000            250,000             375,000
        1,750,000           145,833            291,667             437,500

  The Company adopted the Mattel, Inc. Supplemental Executive Retirement Plan (the "Old SERP") effective October 1, 1990. Under the Old SERP, a vested participant shall be entitled to a yearly benefit for fifteen years equal to (i) 10% of Compensation, (the average monthly base compensation for the final twelve months of employment), plus (ii) 1.5% of Compensation for each year of service after attaining age fifty; provided, however, that a participant's total benefit may not exceed 30% of Compensation. Participants must be at least fifty years of age with five years of service to receive benefits. Compensation under the Old SERP is the participant's base salary and is identical to the compensation disclosed as "Salary" in the Summary Compensation Table. The estimated annual amount payable upon retirement at age sixty-four to Messrs. Amerman, Eskridge, Gandolfo and Williams and Ms. Barad based on their current Compensation would be $285,000, $172,500, $117,000, $150,000 and $217,500, respectively. The Old SERP benefit is computed as a straight-life annuity and is not reduced for Social Security.

  Participants in both the SERP and the Old SERP may receive benefits under only one plan and must elect from which plan to receive benefits prior to retirement.

                             EMPLOYMENT AGREEMENTS

  Mattel has entered into employment agreements with the executive officers named in the Summary Compensation Table in order to assure the continued service of such persons. Such agreements generally provide a three-year term of employment of the executives, five in the case of each of Mr. Amerman and Ms. Barad, for salaries at the amounts set forth in the Summary Compensation Table and for participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by Mattel at the executive's level. The termination date of each agreement is automatically extended by one month on the first day of each month during the period of employment. The agreements do not provide for payments in the event of a change of control of the Company but do provide for payments due under the agreements if the executives' employment is terminated by the Company for its convenience and without cause or if there is a material change in the executives' duties and responsibilities as described in the agreements.

                              CERTAIN TRANSACTIONS

  The law firm of Irell & Manella, of which Mr. Loeb is a partner, provided legal services to the Company during 1994.

  During 1994, the Company made payments in the aggregate of $556,000 to Electronic Catalogue Network ("ECN") for the production of a BARBIE infomercial and royalties based on resulting product sales. Thomas Barad, the husband of Jill Barad, Mattel's President and Chief Operating Officer, and a director of the Company, beneficially owns a 50% interest in ECN.

  On November 1, 1994, Mattel loaned $3.0 million at 4.12% per annum, (the short-term applicable federal rate for the month of September 1994), to Ms. Barad for the purchase of a home pursuant to the terms of her employment agreement. The loan is secured by a first deed of trust on the home and is payable in full on November 1, 1997.

                                   PROPOSAL 2
                   AMENDMENT TO MATTEL 1990 STOCK OPTION PLAN

  During 1994, the Compensation/Options Committee of Board approved, subject to stockholder approval, an amendment (the "Amendment") to Mattel's 1990 Stock Option Plan (the "Plan") increasing the number of shares of Common Stock which may be the subject of Awards (as defined below) granted pursuant to the Plan. The Board recommends that the stockholders vote to approve the Amendment for the reasons indicated below.

SUMMARY OF THE PLAN

  The Plan, which was approved by the Mattel stockholders in May 1990, provides for the award of, among other things, stock options, stock appreciation rights, restricted stock or cash. Employees of Mattel who are eligible for such awards (collectively, "Awards") include those who hold positions of responsibility and whose performance, in the judgment of the Compensation/Options Committee or the management of Mattel, can have a significant effect on the success of Mattel. The Compensation/Options Committee administers the Plan and selects the employees to receive Awards under the Plan (each such employee, a "Participant"). By its terms, the Plan will terminate in May 1999 unless terminated earlier by Mattel's Board of Directors, although outstanding options will continue to survive by their terms.

  The Plan currently provides that up to 1% of Mattel's outstanding Capital Stock (as such term is defined in the Plan) as determined on December 31 of the preceding year will be available for Awards granted wholly or partly in stock under the Plan during each calendar year in which the Plan is in effect. Any Capital Stock not so used, as well as any unused portion of the percentage limit in any prior calendar year, shall be carried forward and available for Awards in future years. The maximum number of shares which may be awarded to an individual during a calendar year is limited to 1.0 million. Under the terms of the Plan, the purchase price of the stock covered by each option awarded may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Payments in respect of stock appreciation rights (made in either cash, Capital Stock or both) are equal to the excess of the fair market value (or other specified valuation) of a specified number of shares of Capital Stock on the date the stock appreciation right is exercised over the fair market value (or other specified valuation) on the date of grant of the stock appreciation right. Awards are subject to such restrictions and conditions as may be established by the Compensation/Options Committee. Additionally, the Plan allows, with the approval of the Compensation/Options Committee, the deferral of payments, either in the form of installments or a future lump sum payment.

  If the employment of a Participant terminates, other than pursuant to retirement, death, disability or resignation deemed to be in the best interests of the Company, all of such Participant's unexercised, deferred and unpaid Awards, in general, are canceled immediately, subject to a thirty day grace period, unless the relevant Award agreement provides otherwise. Further, the Compensation/Options Committee may cancel any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Plan (which include certain restrictions on competition with Mattel, certain confidentiality obligations and certain other obligations of the Participant) or of the agreement pursuant to which such Awards were granted.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the federal income tax consequences of stock options and restricted stock awards under the Plan:

    (a) Upon the exercise of a non-qualified stock option, the optionee will realize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The tax basis for the stock so acquired will be the option price plus the taxable excess. At the time the optionee makes an election to exercise a non-qualified stock option, Mattel is entitled to an income tax deduction equal to the amount of income recognized by the optionee.

    (b) An optionee will not realize federal taxable income upon the exercise of an incentive stock option. If the optionee does not dispose of the stock acquired within one year after its receipt (and two years after the option was granted), the gain or loss realized on the subsequent disposition of the stock will be treated as capital gain or loss. If the stock is disposed of prior to that time, the optionee will realize ordinary income in an amount equal to the excess of the sale price of the stock over the option price. Mattel is generally not entitled to an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of the option stock by the optionee. However, if the optionee disposes of the option stock prior to the required holding period, a deduction is available to Mattel to the extent of the income realized by the optionee on the date of the early disposition.

    (c) The recipient of a restricted stock award will have no taxable income for federal income tax purposes on the receipt of an award. The recipient will realize taxable income for federal income tax purposes for the year in which the restrictions expire or are removed in an amount equal to the difference between the recipient's cost of the stock and the fair market value thereof on the day the restriction expired or was removed. As an alternative, the recipient has the right to elect to include in taxable income in the year the award is made an amount equal to the excess of the fair market value of such shares on the date of the award over the cost of such shares. At the time the recipient of a restricted stock award recognizes income, Mattel is entitled to an income tax deduction equal to the amount of income recognized by the recipient of the award. However, income related to restricted stock received by a "covered employee" could be subject to the $1.0 million deduction limitation imposed by Section 162(m) of the Internal Revenue Code, unless the exemption from the deduction limitation for performance based compensation is available.

PLAN AMENDMENT PROPOSAL

  During 1994, the Compensation/Options Committee approved, subject to stockholder approval, an amendment to the Plan increasing above the 1% limitation set forth in the Plan the amount of Capital Stock that may be the subject of Awards granted wholly or partly in stock in 1994 by 1,375,000 shares of Capital Stock.

  The Compensation/Options Committee believes that the proposed increase in the number of Awards that may be granted wholly or partly in stock pursuant to the Plan is advisable because such Awards are important factors in attracting, retaining and rewarding executives and other selected employees. More specifically, the primary basis for the Committee's granting of such options to Messrs. Amerman and Eskridge and Ms. Barad was to recognize them as key leaders of the Company, to provide them with strong incentive to increase Mattel's value during the term of the options and to ensure a successful transition upon Mr. Amerman's departure from the Company.

  The Compensation/Options Committee believes that the current and future availability under the Plan is inadequate. During 1994, options to purchase 3,042,500 shares of Common Stock were issued under the Plan, leaving a balance of 98,414 additional shares of Capital Stock which could be the subject of Awards granted wholly or partly in stock under the Plan during the year ending December 31, 1994. Additional availability is necessary to offset a substantial increase in the number of Participants in the Plan and to accommodate larger grants under the Plan. The number of optionholders under the Plan increased from 207 in 1992 to 421 in 1995, resulting primarily from the addition of eligible employees following the acquisitions of Fisher-Price, Inc., Kransco and J.W. Spear.

  The Compensation/Options Committee has approved the award of 625,000, 312,500 and 437,500 options in excess of the shares available under the Plan at the time of grant to Messrs. Amerman and Eskridge and Ms. Barad, respectively. The options granted to Mr. Amerman were granted at fair market value on the date of grant, ($22.30 as adjusted for the five-for-four stock split), for a term of ten years and vest in three equal annual installments commencing one year and one day after the date of grant. The options granted toMr. Eskridge and Ms. Barad are identical to those granted to Mr. Amerman except they vest in four equal annual installments. As of February 15, 1995, the closing price of the Company's Common Stock as reported on the New York Stock Exchange was $22.875. The Company has not granted any additional Awards which would not be permitted pursuant to the existing terms of the Plan if the Amendment is not approved by the Company's stockholders. If the Amendment is not approved by the stockholders, the conditional option grants to Messrs. Amerman and Eskridge and Ms. Barad will be canceled. Approval of the Amendment will require the affirmative vote of a majority of the voting power of all the outstanding shares of Common Stock and Series F Stock present or represented and entitled to vote at the Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PLAN AMENDMENT PROPOSAL.
                                           ---

                                   PROPOSAL 3
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Price Waterhouse LLP has served as the Company's independent accountants since their appointment for fiscal 1975. The Board of Directors, on the unanimous recommendation of the Audit Committee, has selected Price Waterhouse LLP as Mattel's independent accountants for the year ending December 31, 1995. Representatives of Price Waterhouse LLP are expected to be present at the meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

  All services provided to Mattel by Price Waterhouse LLP were approved by the Audit Committee which also considered the possible effect on the independence of Price Waterhouse LLP by rendering such services.

  Audit services of Price Waterhouse LLP for 1994 included the examination of the consolidated financial statements, services related to filings with the Commission, and the performance of limited reviews of Mattel's quarterly unaudited financial information.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE
                                           ---
SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1995.

                             PRINCIPAL STOCKHOLDERS

  As of February 15, 1995, the only persons known by the Company to own beneficially or that may be deemed to own beneficially more than 5% of any class of its voting stock were:

                      NAME AND ADDRESS        AMOUNT AND NATURE OF PERCENT
TITLE OF CLASS       OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP OF CLASS
- --------------       -------------------      -------------------- --------
Series F Stock  The Trustees of the                 864,293          100%
                International Games Employee
                Stock Ownership Trust
                c/o Standard Bank & Trust Co.
                Hickory Hills, IL 60457

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Commission. Officers, directors and greater than 10 percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1994, all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except for Messrs. Vogelstein and Brown who, due to an administrative error, filed a report one month late disclosing an aggregate of eight sales of Common Stock by E.M. Warburg, Pincus & Co., Inc.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

  As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented by management for consideration at the Meeting. If any other business properly comes before the Meeting, the proxy holders intend to vote the proxies as recommended by the Board.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company not later than November 23, 1995. Such proposals should be addressed to the Secretary of the Company.

                           ANNUAL REPORT (FORM 10-K)

  THE COMPANY UNDERTAKES, ON WRITTEN REQUEST AND WITHOUT CHARGE, TO PROVIDE EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES. COPIES OF EXHIBITS NOT INCLUDED IN THE FORM 10-K ARE ALSO AVAILABLE, ON WRITTEN REQUEST, AT THE COMPANY'S COST THEREFOR. REQUESTS SHOULD BE ADDRESSED TO MATTEL, INC., 333 CONTINENTAL BOULEVARD, EL SEGUNDO, CALIFORNIA 90245-5012, ATTENTION: SECRETARY.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by Mattel. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

  In addition, the Company has retained Georgeson & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $8,000 plus out-of-pocket costs and expenses.

  Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

                                          By Order of the Board of Directors

                                          Ned Mansour
                                          Secretary

El Segundo, California
March 22, 1995

                                   EXHIBIT A

                                  AMENDMENT TO
                         MATTEL 1990 STOCK OPTION PLAN

  WHEREAS, Mattel, Inc. (the "Company") has properly adopted, effective as of May 10, 1989, and currently maintains the Mattel 1990 Stock Option Plan (the "Plan") for the purpose of promoting the long-term success of the Company;

  WHEREAS, the Company now desires to amend the Plan to increase the number of shares of Capital Stock that may be awarded pursuant to the Plan; and

  WHEREAS, the Company, by action of its Board of Directors, has reserved the right to amend the Plan pursuant to Section 11 thereof, subject in certain instances to the approval of a majority of the Company's shareholders.

  NOW, THEREFORE, pursuant to the authority granted to the Company, the Plan is hereby amended as follows:

1. AMENDMENT TO SECTION 4.

  Section 4 of the Plan is hereby amended in its entirety by substituting the following therefor:

    "Up to 1% of the outstanding Capital Stock as determined on December 31 of the preceding year shall be available for Awards granted wholly or partly in stock during each calendar year in which the Plan is in effect; provided, however, an additional 3,000,000 and 1,375,000 shares
            -----------------
    of Capital Stock (collectively, the "Additional Awards") shall be available for such Awards for the years 1993 and 1994, respectively. From time to time, the Board of Directors and appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and stock exchanges to make shares of Capital Stock available for issuance pursuant to Awards. Capital Stock related to Awards that are forfeited, terminated, expire unexercised, settled in cash in lieu of stock or in such manner, that all or some of the Capital Stock covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Capital Stock, shall immediately become available for Awards. Any Capital Stock not so used, as well as any unused portion of the percentage limit in any calendar year or of the Additional Award Shares, shall be carried forward and available for Awards in succeeding calendar years."

2. EFFECTIVE DATE.

  This Amendment shall become effective upon its adoption by the Company's Board of Directors (the "Effective Date"), subject, however, to the approval of a majority of the shareholders of the Company at a meeting held to take such action at which a quorum is present in person or by proxy and entitled to vote.

3. CONSTRUCTION OF AMENDMENT.

  All of the provisions of this Amendment shall be deemed to be and construed as part of the Plan as of the Effective Date.

4. THE PLAN.

  Except as provided herein, the Plan shall continue in full force and effect. Unless otherwise defined herein, defined terms used but not defined herein shall have the meaning ascribed to them in the Plan.

                                 MATTEL, INC.
P
R               PROXY SOLICITED BY THE BOARD OF DIRECTORS
O              ANNUAL MEETING OF STOCKHOLDERS MAY 10, 1995
X
Y

          JOHN W. AMERMAN, NED MANSOUR and JOHN L. VOGELSTEIN, or any of them, each with power of substitution, are hereby appointed proxies to represent and vote as designated hereon all shares of Common Stock of Mattel, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, at 10:00 a.m. on the 10th day of May, 1995, or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

              Election of all Directors listed below:

              NOMINEES:

              John W. Amerman, Jill E. Barad, Harold Brown, James A. Eskridge, Tully M. Friedman, Ronald M. Loeb, Edward H. Malone, Edward N. Ney, William D. Rollnick, John L. Vogelstein and Lindsey F. Williams.

     SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

     CONTINUED AND TO BE SIGNED ON REVERSE SIDE                 SEE REVERSE SIDE

         PLEASE MARK
[X]      VOTES AS IN
         THIS EXAMPLE.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
                                               ---


1.  ELECTION OF DIRECTORS (named on reverse).

         FOR      WITHHELD
         [_]        [_]


                  MARK HERE
                  FOR ADDRESS
                  CHANGE AND   [_]
                  NOTE BELOW


- ---------------------------------------
For all nominees except as noted above.

                                                     FOR      AGAINST   ABSTAIN
2.  APPROVAL OF AN AMENDMENT TO THE MATTEL 1990      [_]        [_]       [_]
    STOCK OPTION PLAN.

3.  RATIFICATON OF THE SELECTION OF PRICE WATER-     [_]        [_]       [_]
    HOUSE LLP AS THE COMPANY'S INDEPENDENT
    ACCOUNTANTS.

4.  TO CONSIDER AND ACT UPON SUCH OTHER BUSINESS
    MATTERS OR PROPOSALS AS MAY PROPERLY COME
    BEFORE THE MEETING.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                              Date
          -----------------------------     ----------------

Signature:                              Date
          -----------------------------     ----------------

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF WRITTEN CONSENT PROMPTLY,
                         USING THE ENCLOSED ENVELOPE.